Exhibit 23.1

Independent auditor’s consent

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2015 relating to the consolidated financial statements of Amaya Inc. (formerly Amaya Gaming Group Inc.) for the year ended December 31, 2014 (which report expresses an unmodified opinion and includes an emphasis of matter paragraph relating to the 2013 retrospective adjustments for discontinued operations), appearing in the Annual Report on Form 40-F of Amaya Inc. for the year ended December 31, 2014.

/s/ Deloitte LLP1

November 10, 2015

Montréal, Québec

[1]	CPA auditor, CA, public accountancy permit No. A118581